                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the  Registrant / /
Filed by a party other than the Registrant /X/
Check the appropriate box:
/ /  Preliminary proxy statement           / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive proxy statement
/ /  Definitive additional materials
/X/  Soliciting material under Rule 14a-12

                               MAXWORLDWIDE, INC.
                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/         No fee required.

/ /         Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
            0-11.

(1)         Title of each class of securities to which transaction  applies: Not applicable

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(2)         Aggregate number of securities to which transaction applies: Not applicable
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(3)         Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was  determined):  Not applicable
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(4)         Proposed maximum aggregate value of transaction:  Not applicable

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(5)         Total fee paid: Not applicable

/ /         Fee paid previously with preliminary materials.

/ /         Check box if any part of the fee is offset as  provided  by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting
            fee  was  paid   previously.   Identify  the   previous   filing  by
            registration  statement number, or the form or schedule and the date of its filing.

(1)         Amount Previously Paid: Not applicable
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(2)         Form, Schedule or Registration Statement No.: Not applicable
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(3)         Filing Party: Not applicable
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(4)         Date Filed: Not applicable
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            On September 18, 2002, Newcastle Partners,  L.P.  ("Newcastle") sent the following letter to William M. Apfelbaum, Chairman of the Board of Directors
of MaxWorldwide, Inc. (the "Company"):

                            NEWCASTLE PARTNERS, L.P.
                          200 Crescent Court, Suite 670
                               Dallas, Texas 75201

                                                              September 18, 2002

BY FAX AND FEDERAL EXPRESS

William M. Apfelbaum
Chairman of the Board
MaxWorldwide, Inc.
50 West 23rd Street
Fourth Floor
New York, New York 10010

Dear Mr. Apfelbaum:

            Newcastle Partners,  L.P. ("Newcastle")  currently owns an aggregate of 1,104,200 shares of common stock (the "Common Stock") of  MaxWorldwide,  Inc.
(the "Company"),  representing  approximately 4.5% of the issued and outstanding
Common Stock.  Newcastle has been  extremely  disappointed  with recent  actions taken by the Company,  which Newcastle  believes are not in the best interest of stockholders.

            Major negative developments include:

o           The Company  terminated  its merger with  EUniverse.  As part of the transaction,  the  stockholders  would have  received a special cash distribution.  Since  management's  termination  of the merger,  the
            Common  Stock has fallen to a recent  price of $.43 per share,  or a decline of 76% from the low end of the expected distribution level.

o           Instead  of  the   EUniverse   transaction,   the   Company   issued
            approximately 4.8 million shares,  representing  approximately 19.2%
            of its then outstanding  shares,  and paid $5 million (plus up to $6 million of contingent  payments),  to acquire assets of Doubleclick.
            The Company did not seek, or obtain,  stockholder  approval for this transaction.  Since  announcing the  acquisition of the  Doubleclick assets on July 1,  2002,  the price of the  Common  Stock has fallen from $.94 (closing price on the day prior to the  announcement) to a recent  price  of $.43  per  share,  or a  decline  of 54%  from the pre-announcement price.

o           Since  becoming a public  company,  the  Company has  generated  net operating  losses for nine  consecutive  quarters  in the  aggregate amount of $80.3 million.

o           The  Company  restated  certain  of  its  2000  and  2001  financial statements in May 2002, then just three months later in August 2002, the Company  announced that a re-audit of prior period results would be needed and that it would likely restate  certain of its financial statements. This restatement is pending.

                                       2

o           Two weeks prior to the end of its third quarter of 2002, the Company has not yet released its operating results for the second quarter of
            2002,  and has not certified its  financials in compliance  with the
            Sarbanes-Oxley Act of 2002.

o           The  Company's  Common  Stock has been  delisted by NASDAQ,  thereby reducing  the  Company's  Common  Stock to being  traded only on the
            "pink sheets."

            Newcastle   believes  that  the  best  way  to  maximize  value  for
stockholders is for the Company to be sold. Newcastle believes that the Board of
Directors and management should promptly pursue the sale of the Company.

            In connection  therewith,  Newcastle  hereby sets forth its offer to acquire the Company, through an appropriate acquisition entity to be formed, for
$.75 per share in cash. This offer  represents an  approximately  74% premium to the  Company's  current  market  price of $.43.  We  believe  that our  proposal
presents   stockholders  with  the  immediate   opportunity  to  maximize  their
investment in the Company.  Our all-cash offer will provide immediate  liquidity to all the  Company's  stockholders  and a  significant  premium to the  current market price of the Common Stock. Our offer has very limited conditions,  and is only  subject  to  satisfactory  completion  of  due  diligence,  obtaining  all necessary consents and approvals, including board and stockholder approvals, and certain other customary conditions,  including no material adverse change in the
Company's business and confirmation that there are appropriate  reserves for all contingent liabilities.  OUR OFFER IS NOT BASED ON ANY FINANCING CONTINGENCY. We
are  prepared to enter into a  confidentiality  and  exclusivity  agreement  and commence work immediately in order to satisfy the due diligence requirement.

            In  an  effort  to  insure  that  the  interests  of  the  Company's stockholders  are adequately  represented by the Board,  we are today sending to the Company,  under separate  cover,  notice of our nomination of seven nominees for  election to the Board of  Directors  of the Company at the  Company's  next annual meeting of stockholders.

            If elected at the next Annual Meeting, each of our nominees, subject to his fiduciary  duties,  would work to maximize value to stockholders  through the sale of the Company  (whether to Newcastle or pursuant to a superior  offer)
or  pursuant to another  strategic  alternative  reasonably  designed to provide stockholders with maximum value.

            We strongly  believe that the proposal  described herein is superior to the current strategy being pursued by the current management and board and is the superior  alternative for stockholders.  Please contact me at (214) 664-7474 to  discuss  any  questions  you or the Board  might  have or if you would  like additional information. As stockholders,  we feel that the current Board as well as  the  Board  elected  at the  next  Annual  Meeting  of  Stockholders,  has a responsibility  to all of the  Company's  stockholders  to  consider  fully  and impartially any proposal that may significantly increase stockholder value.
Accordingly,  we stand ready to discuss with the Board and members of management any aspect of our proposal.

                                       Very truly yours,

                                       Newcastle Partners, L.P.
                                       By: Newcastle Capital Management, L.P.,
                                           its general partner
                                       By: Newcastle Capital Group, L.L.C., its
                                           general partner

                                       By: /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz, Managing Member

            On  September  18,  2002,  Newcastle  further  sent a letter  to the
Company  notifying it of Newcastle's  intention to nominate seven  directors for election  to the  Company's  Board of  Directors  at the  Company's  next Annual

                                       3

Meeting of Stockholders.  Newcastle is a member of The  MaxWorldwide  Full Value
Committee (the "Committee").  The Committee intends to make a preliminary filing with the SEC of proxy  materials to be used to solicit votes for the election of its nominees at the Company's next Annual Meeting of Stockholders.

            Newcastle  strongly  advises all stockholders of the Company to read the proxy  statement  when it is  available  because it will  contain  important information.  Such proxy  statement  will be available at no charge on the SEC's web site at http://www.sec.gov.

            The participants in any solicitation  that may be represented by the above letter and in the anticipated proxy solicitation are The MaxWorldwide Full
Value Committee,  Newcastle,  Newcastle  Capital  Management,  L.P.  ("Newcastle
Management"),  Newcastle  Capital  Group  L.L.C.  ("Newcastle  Group"),  Mark E.
Schwarz,   Couchman  Partners,  L.P.  ("Couchman  LP"),  Couchman  Capital  LLC
("Couchman   Capital"),   Jonathan   Couchman,   Furtherfield   Partners,   L.P.
("Furtherfield"),  DB3 Holdings Corp., Skiles Partners, L.P. ("Skiles"),  Daniel
A. Breen III, Steven J. Pully, Timothy A. Bienek, John Murray, Carl E. Esrey and
Daniel Routman. In the aggregate, such parties beneficially own 2,751,562 shares of Common Stock, representing  approximately 11.2% of the issued and outstanding shares of Common Stock.

            As of the filing date of this document, Newcastle beneficially owned
1,104,200 shares of Common Stock, representing  approximately 4.5% of the issued and outstanding  shares of Common Stock.  Newcastle  Management,  as the general partner of  Newcastle,  Newcastle  Group,  as the general  partner of  Newcastle
Management,  and Mark E. Schwarz, as the managing member of Newcastle Group, may each be deemed to beneficially own the shares of Common Stock beneficially owned by Newcastle.

            As of the filing date of this  document,  Couchman  LP  beneficially owned 1,537,362 shares of Common Stock, representing  approximately 6.27% of the issued and outstanding shares of Common Stock.  Couchman Capital, as the general partner  of  Couchman  LP,  and  Jonathan  Couchman,  as the sole  member of the
Management Board of Couchman Capital, may each be deemed to beneficially own the shares of Common Stock beneficially owned by Couchman LP.

            As of the filing date of this  document,  Furtherfield  beneficially owned 110,000 shares of Common Stock,  representing  approximately  0.45% of the issued and outstanding shares of Common Stock. Skiles, as the general partner of
Furtherfield,  DB3 Holdings Corp., as the general partner of Skiles,  and Daniel
A. Breen III, as the sole officer and director of DB3 Holdings  Corp.,  may each be deemed to beneficially own the shares of Common Stock  beneficially  owned by
Furtherfield.

            As of the filing date of this document,  Steven J. Pully, Timothy A.
Bienek,  John Murray,  Carl E. Esrey and Daniel Routman do not  beneficially own any shares of Common Stock.